As filed with the Securities and Exchange Commission on April 14, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_____________________

MEDGENICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0217544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

435 Devon Park Drive, Building 700

Wayne, Pennsylvania 19087

(Address of principal executive offices, including zip code)

_____________________________

Medgenics, Inc. Stock Incentive Plan

Stand-Alone Non-Qualified Stock Option Agreement for Liza Squires, M.D.

Stand-Alone Non-Qualified Stock Option Agreement for David Fitts, Ph.D.

Stand-Alone Non-Qualified Stock Option Agreement for Robert Zivin, Ph.D.

Stand-Alone Non-Qualified Stock Option Agreement for Richard Couch

Stand-Alone Non-Qualified Stock Option Agreement for Colleen Anderson

(Full title of the plan)

Michael F. Cola
President and Chief Executive Officer
Medgenics, Inc.
435 Devon Park Drive, Building 700
Wayne, Pennsylvania

Phone: (610) 254-4201

(Name, address and telephone number, including area code, of agent for service)

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, issuable under the Medgenics, Inc. Stock Incentive Plan	3,000,000 shares(2)	$4.66(8)	$13,980,000	$1,408.00
Common Stock, par value $0.0001 per share
¾® Inducement Stock Option	175,000 shares (3)	$7.37 (9)	$1,289,750	$130.00
¾® Inducement Stock Option	100,000 shares (4)	$7.37 (10)	$737,000	$75.00
¾® Inducement Stock Option	100,000 shares (5)	$9.00 (11)	$900,000	$91.00
¾® Inducement Stock Option	200,000 shares (6)	$4.42 (12)	$884,000	$90.00
¾® Inducement Stock Option	100,000 shares (7)	$3.64 (13)	$364,000	$37.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents shares of Common Stock available for future issuance under the Medgenics, Inc. Stock Incentive Plan, as amended (the “Plan”). The Plan has recently been amended to increase the number of shares of Common Stock issuable under the Plan. The additional shares of Common Stock issuable under the Plan are being registered by this Registration Statement.

(3)	Represents 175,000 shares of the Registrant’s common stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Liza Squires, M.D. on October 12, 2015.

(4)	Represents 100,000 shares of the Registrant’s common stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with David Fitts, Ph.D. on October 12, 2015.

(5)	Represents 100,000 shares of the Registrant’s common stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Robert Zivin, Ph.D. on April 16, 2015.

(6)	Represents 200,000 shares of the Registrant’s common stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Richard Couch on March 7, 2016.

(7)	Represents 100,000 shares of the Registrant’s common stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Colleen Anderson on February 16, 2016.

(8)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act based upon a $4.66 per share average of high and low prices of the Common Stock on the NYSE MKT on April 12, 2016.

(9)	Such shares are issuable upon exercise of outstanding options with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Registrant’s common stock on the date of grant of such option as reported on the NYSE MKT on October 12, 2015.

(10)	Such shares are issuable upon exercise of outstanding options with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Registrant’s common stock on the date of grant of such option as reported on the NYSE MKT on October 12, 2015.

(11)	Such shares are issuable upon exercise of an outstanding option with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Registrant’s common stock on the date of grant of such option as reported on the NYSE MKT on April 16, 2015.

(12)	Such shares are issuable upon exercise of an outstanding option with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Registrant’s common stock on the date of grant of such option as reported on the NYSE MKT on March 7, 2016.

(13)	Such shares are issuable upon exercise of an outstanding option with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Registrant’s common stock on the date of grant of such option as reported on the NYSE MKT on February 16, 2016.

INTRODUCTION

This Registration Statement on Form S-8 covers up to 675,000 shares of common stock, par value $0.0001 per share (“Common Stock”) of Medgenics, Inc., (the “Registrant”), issuable upon the exercise of stock options issued as inducement grants to five of the Registrant’s current employees. This Registration Statement also covers an additional 3,000,000 shares of Common Stock pursuant to the Medgenics, Inc. Stock Incentive Plan, as amended (the “Plan”). This registration of 3,000,000 shares of Common Stock will increase the number of shares registered for issuance under the Plan to an aggregate of 9,178,571 shares of Common Stock, subject to adjustment as provided in the Plan. Pursuant to General Instruction E to Form S-8, the contents of (i) the Registration Statement on Form S-8 registering an aggregate of 2,155,802 shares of Common Stock issuable under the Plan, filed on August 1, 2012 (File No. 333-182992), (ii) the Registration Statement on Form S-8 registering an additional 1,700,000 shares of Common Stock issuable under the Plan, filed on May 20, 2013 (File No. 333-188709), and (iii) the Registration Statement on Form S-8 registering an additional 2,000,000 shares of Common Stock issuable under the Plan, filed on April 9, 2014 (File No. 333-195165), are incorporated by reference into this Registration Statement, except as amended, supplemented or superseded hereby. Pursuant to General Instruction E of Form S-8, all information that has been incorporated by reference from the earlier Registration Statement on Form S-8 is not repeated in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipient of the foregoing grants, as required by Rule 428 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement and made a part hereof:

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (filed on February 26, 2016);
2.	the Registrant’s Current Reports on Form 8-K filed with the SEC on February 3, 2016 (except Item 7.01 and Exhibit 99.1) and April 13, 2016; and
3.	the description of the Registrant’s common stock contained in its registration statement on Form 8-A filed with the SEC on March 24, 2011.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

None.

Item 6.     Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, the Registrant’s directors shall not be liable to the Registrant’s or to its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided, that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Our amended and restated certificate of incorporation and bylaws provide that any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, or by reason of the fact that he or she was serving at the request of our company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified (and we must advance expenses incurred in connection with the defense of such actions, suit or proceedings) to the full extent now or hereafter permitted by law.

The Registrant maintains directors and officers insurance providing indemnification for certain of its directors, officers, affiliates, partners and employees for certain liabilities.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

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(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Medgenics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Pennsylvania on the 14th day of April, 2016.

Medgenics, Inc.

By:	/s/ Michael F. Cola
Name: Michael F. Cola
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael F. Cola and Brian Piper, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael F. Cola	President, Chief Executive Officer and Director	April 14, 2016
Michael F. Cola	(Principal Executive Officer)

/s/ Brian Piper	Chief Financial Officer	April 14, 2016
Brian Piper	(Principal Financial Officer & Principal Accounting Officer)

/s/ Sol J. Barer	Chairman of the Board of Directors	April 14, 2016
Sol J. Barer

/s/ Eugene A. Bauer	Director	April 14, 2016
Eugene A. Bauer

/s/ Isaac Blech	Director	April 14, 2016
Isaac Blech

/s/ Alastair Clemow	Director	April 14, 2016
Alastair Clemow

/s/ Wilbur H. Gantz	Director	April 14, 2016
Wilbur H. Gantz

/s/ Joseph J. Grano, Jr.	Director	April 14, 2016
Joseph J. Grano, Jr.

/s/ Barbara Duncan	Director	April 14, 2016
Barbara Duncan

Exhibit Index

Exhibit No.	Description
4.1	Medgenics, Inc. Stock Incentive Plan, as amended and restated effective March 5, 2012 (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 5, 2012 (File No. 001-35112) and incorporated herein by reference).
4.2	First Amendment of the Medgenics, Inc. Stock Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 1, 2013 (File No. 001-35112) and incorporated herein by reference).
4.3	Second Amendment of the Medgenics, Inc. Stock Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 9, 2014 (File No. 001-35112) and incorporated herein by reference).
4.4	Third Amendment of the Medgenics, Inc. Stock Incentive Plan (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 13, 2016 (File No. 001-35112) and incorporated herein by reference).
5.1	Opinion of Pepper Hamilton LLP.
23.1	Consent of Kost Forer Gabbay & Kasierer (Ernst & Young) (filed herewith).
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page hereto).
99.1	Stock Option Award Agreement, dated October 12, 2015, between the Registrant and Liza Squires, M.D.
99.2	Stock Option Award Agreement, dated October 12, 2015, between the Registrant and David Fitts, Ph.D.
99.3	Stock Option Award Agreement, dated April 16, 2015, between the Registrant and Robert Zivin, Ph.D.
99.4	Stock Option Award Agreement, dated March 7, 2016, between the Registrant and Richard Couch.
99.5	Stock Option Award Agreement, dated February 16, 2016, between the Registrant and Colleen Anderson.